CREDIT AGREEMENT, dated as of September 29, 1997, between Image Investors Co., a Delaware corporation (the "Lender"), and Image Entertainment, Inc., a California corporation and its subsidiary ("Borrower").

      The parties hereto hereby agree as follows:

                              SECTION A DEFINITIONS

      Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

      "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

      "Closing Date": the date on which the conditions precedent set forth in
Section 3 shall be satisfied or waived by Lender.

      "Code": the Internal Revenue Code of 1986, as amended from time to time.

      "Commitment": the obligation of the Lender to loan to the Borrower hereunder the principal amount of Five Million Dollars ($5,000,000).

      "Commitment Period": the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitment shall terminate as provided herein.

      "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

      "Default": any of the events specified in Section 5, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Dollars" and "$": dollars in lawful currency of the United States of America.

      "Equity Interest": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, all partnership interests in any Person, and any and all warrants or options to purchase any of the foregoing.

      "Event of Default": any of the events specified in Section 5, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

      "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Interest Payment Date": the first day of each December, March, June, September during the Commitment Period, beginning December 1, 1997.

      "Loan": as defined in subsection 1.1.

      "Loan Documents": this Agreement, the Note and the acknowledgment by Borrower concerning the Registration Statement.

      "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, financial condition of the Borrower or (b) the validity or enforceability of this Agreement, the Note or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder.

      "Note": as defined in subsection 1.2.

      "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

      "Registration Statement": as defined in Subsection 1.10.

      "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

      "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Responsible Officer": the President and Chief Executive Officer of the Borrower.

      "Termination Date": October 1, 2002.

      Other Definitional Provisions. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Exhibit references are to this Agreement unless otherwise specified.

      The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                    SECTION 1 AMOUNT AND TERMS OF COMMITMENT

      1.1 Commitment. Subject to the terms and conditions hereof, the Lender agrees to loan ("the Loan") to the Borrower on the Closing Date and for the Commitment Period an aggregate principal amount of the Lender's Commitment. Such commitment will be sent to Borrower by wire transfer on the Closing Date.

      1.2 Note. The Loan made by the Lender shall be evidenced by a convertible promissory note of the Borrower, substantially in the form of Exhibit A (the "Note"), payable to the order of the Lender and in a principal amount equal to $5,000,000.

      1.3 Optional Prepayments. The Borrower may at any time and from time to time upon three (3) days advance notice to the Lender, prepay the Loan, in whole or in part, without premium or penalty. Upon receipt of such notice, Lender may no longer convert the principal amount of the Loan in accordance with Subsection
1.7. Such prepayment shall be applied first to interest and then to principal.

      1.4 Interest Rates and Payment Dates.

            1.4.1 The Loan shall bear interest (the "Interest Rate") at a rate equal to eight percent (8%) per annum.

            1.4.2 If (i) the principal amount of the Loan, or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is 8% plus 2% in each case from the date of such non-payment until such amount is paid in full.

            1.4.3 Interest shall be payable in arrears on each Interest Payment Date.

            1.5 Computation of Interest. Interest shall be calculated on the basis of a 365-day year for the actual days elapsed.

      1.6 Payments. All payments (including prepayments) to be made by the Borrower hereunder and under the Note, whether on account of principal, interest, or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Lender by wire transfer in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

      1.7 Conversion.

            1.7.1 The Lender may, at its option, at any time and in accordance with the terms and conditions of the Note, convert all or any portion of the outstanding principal amount of such Note into the number of shares of common stock of Borrower equal to the dollar amount converted divided by $3.625, the closing price of the Borrower's stock on September 29, 1997.

            1.7.2 In the event of any reorganization or recapitalization of Borrower or in the event Borrower consolidates with or merges with or into another corporation or transfers all or substantially all its assets to another entity, then and in each such event, the Lender, upon conversion of the Note at any time after the consummation of such reorganization, recapitalization, consolidation, merger or transfer, shall be entitled to receive the stock or other securities or property to which the Lender would have been entitled if the Lender had converted the Note immediately prior thereto. In such case, the terms of the Note shall survive the consummation of any such reorganization, recapitalization, consolidation, merger or transfer and shall be applicable to such shares of stock or other securities or property receivable on the conversion of the Note after such consummation.

      1.8 Payment Date. Unless otherwise prepaid in accordance with Subsection 1.3, the principal amount and any unpaid interest outstanding hereunder shall be due and payable in full on the Termination Date.

      1.9 North Option. At the Closing, the Borrower will execute the Assignment Agreement attached hereto as Exhibit B pursuant to which Borrower will assign to Lender its option to purchase 2% of the stock of North Communications, Inc. In consideration for such agreement, Lender will pay to the Borrower $50,000 by wire transfer upon the execution of the Assignment Agreement.

      1.10 Registration Rights.

            1.10.1 At any time after the execution of this Agreement, Lender shall, subject to all of the provisions of this Section 1.10, if requested in writing to do so by Borrower, file with the Securities and Exchange Commission under the Securities and Exchange Act of 1933, as amended (the "Act"), a registration statement on an appropriate form covering the 1,379,310 Shares (the "Shares") of Common Stock issuable upon conversion of the Loan which Lender requests to be registered. Borrower shall keep effective the registration statement filed pursuant to this subsection 1.10.1 during the period commencing on the initial effective date of such registration statement and ending on the earlier of (i) eighteen (18) months thereafter or (ii) the completion of the sale of the Shares owned by Lender which are covered thereby.

            1.10.2 If at any time or times Borrower shall propose to file a registration statement under the Act covering any of its Common Stock being sold by any stockholder of Borrower, Borrower agrees that it shall, each such time, give written notice to Lender of such proposal not later than twenty (20) business days prior to the date such registration statement is proposed to be filed and such notice shall offer Lender the opportunity to register its Shares therein. Upon the written request of Lender, which request must be received by Borrower no fewer than seven (7) business days prior to the date of such proposed filing and must specify the number of Shares it is requesting to be included in such registration statement, Borrower shall include therein, or shall cause the managing underwriter or underwriters, if any, of a proposed underwritten offering to include therein, the Shares on the same terms and conditions as the other common stock included in such registration statement. Borrower agrees that it shall keep effective any registration statement which pursuant to this subsection 1.10.2 includes any of the Shares during the period commencing on the initial effective date of such registration statement and ending on the earlier of (i) eighteen (18) months thereafter and (ii) the completion of the sale of the Shares which are covered thereby.

            1.10.3 If the managing underwriter or underwriters of an underwritten public offering made pursuant to any registration statement pursuant to Section 1.10 above delivers a written opinion to Lender that the total number or kind of securities which Lender and any other person or entities intend to include in such offering would materially and adversely affect the success of such offering (including, without limitation, the marketing of the shares of Common Stock to be sold thereunder), then the number of Shares of Lender and such other persons or entities to be included in such offering may be reduced to the extent necessary to reduce the total number of shares of common stock to be included in such offering to the number recommended by such managing underwriter. Any such reduction shall be a proportionate reduction to all such persons based upon the number of shares proposed to be registered by each such person.

            1.10.4 Borrower's obligations under this Section 1.10 with respect to Lender shall be conditioned upon such Lender's furnishing to Borrower such information and material as may be reasonably requested by Borrower or its counsel in connection with such registration statement and any public offering thereunder, including information and material concerning Lender as may be required to be included in such registration statement under the Act and the applicable rules and regulations of the Securities and Exchange Commission, and upon the further condition that Lender shall undertake to take all reasonable steps to comply with the Act and the applicable rules and regulations thereunder and with the securities laws of the states in which any such public offering is made. Borrower agrees to take all reasonable steps to comply in all respects with the Act and all applicable rules and regulations thereunder and with the securities laws of the states in which any such public offering is made.

            1.10.5 Borrower shall bear all costs and expenses in connection with any registration statement demanded by Lender pursuant to Section 1.10.1 hereof, and of each registration statement filed pursuant to Section 1.10.2 hereof, including the fees and expenses for the audited and other financial statements of Borrower included in such registration statements, and the expenses of printing, filing, legal and Blue Sky and other similar expenses. In connection with any registration statement pursuant to Section 1.10 including any Shares owned by Lender, Borrower agrees to take all reasonable steps to comply with such Blue Sky or state securities laws as may be reasonably requested by Lender (except that it shall in no event be required to qualify as a foreign corporation or give a general consent to the service of process), and to furnish to Buyer such number of prospectuses or other documents incident to such registration as it may from time to time reasonably request.

            1.10.6 In connection with any registration statement which pursuant to this Section 1.10 includes any of the Shares, Borrower will indemnify and hold harmless Lender against and in respect of any losses, claims, damages or liabilities (including legal or other expenses reasonably incurred by Lender in connection with investigating or defending any such loss, claim, damage, liability or action), to which Lender may become subject under the Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

            1.10.7 In connection with any registration statement which pursuant to this Section 1.10 includes any of the Shares, Lender will indemnify and hold harmless Borrower, its officers and its directors and any controlling persons of Borrower against and in respect of any losses, claims, damages or liabilities (including legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action) to which Borrower or any such persons may become subject under the Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein no misleading, but only to the extent that any such untrue statement or omission is based upon information furnished in writing to Borrower by Lender or any of its authorized representatives for inclusion in such registration statement.

            1.10.8 Any party(ies) seeking indemnification (the "Indemnitee") shall give prompt written notice to the party(ies) from whom it is seeking indemnification (the "Indemnitor") of any claim by the Indemnitee against the Indemnitor based on the indemnities contained in Sections 1.10.6 and 1.10.7 hereof, or any claim against the Indemnitee, which might give rise to a claim based on the aforesaid indemnitees, stating the nature and basis of such claim and the amount thereof. Failure by the Indemnitee to give the Indemnitor prompt written notice of any such claim shall not release the Indemnitor from liability with respect thereto unless such failure to give notice has a materially adverse effect on the Indemnitor's ability to defend such claim. Prompt written notice shall mean within thirty (30) days after the Indemnitee receives notice of the claim from the person asserting the claim. The Indemnitee shall permit the Indemnitor a reasonable opportunity to assume the defense, settlement or compromise (herein called "defense" or "defend"), of any such claim. Failure by the Indemnitor to notify the Indemnitee of its election to defend within thirty
(30) days after such notice thereof shall have been given shall be deemed a waiver by the Indemnitor of its right to defend any such claim. If the Indemnitor elects to defend such claim, it shall do so at its expense through counsel or other representatives of its own choosing. If Lender is involved in such action, suit or proceeding it shall make available to Borrower, its attorneys and accountants all books and records relating to any such action, suit or proceeding, and Borrower shall make available to Lender, its attorneys and accountants, all books and records of Borrower relating to any such action, suit or proceeding, as the case may be. Lender and Borrower agree to render to each other such assistance as may reasonably be required in order to insure the proper and adequate defense of any such action, suit or proceeding.

            1.10.9 Lender shall not make any settlement of any claims which might give rise to liability of Borrower under the indemnities contained in
Section 10.1.6 hereof, without the prior written consent of Borrower, which consent shall not be unreasonably withheld. Borrower shall not make any settlement of any claims which might give rise to liability of Lender under the indemnities contained in Section 10.1.7 hereof, without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

      1.11 Subordination. The Loan shall be subordinated to "Senior Indebtedness", as defined a set forth in the Note.

                    SECTION 2 REPRESENTATIONS AND WARRANTIES

      To induce the Lender to enter into this Agreement and to make the Loan, the Borrower hereby represents and warrants to the Lender that:

      2.1 Existence; Compliance with Law. The Borrower:

            2.1.1 is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization,

            2.1.2 has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and

            2.1.3 is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

      2.2 Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and to borrow hereunder and the Borrower has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and the Note and to authorize the execution, delivery and performance of the Loan Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement and each other Loan Document has been duly executed and delivered on behalf of the Borrower. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      2.3 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not eviolate any Requirement of Law or Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except to the extent such violations could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

      2.4 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened in writing by or against the Borrower or against any of its properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

      2.5 No Default. Except as set forth on Schedule 2.5, the Borrower is not in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

      2.6 Taxes. The Borrower has filed or caused to be filed all tax returns which are required to be filed or applied for extensions and have paid all taxes that are due and payable as set forth in such returns, and have paid any assessments made against Borrower or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, assessments, fees or other charges the amount of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower).

      2.7 No Untrue Statement. No statement contained in this Agreement, nor in any certificate or other document delivered to the Lender by the Borrower (or its representatives) in connection with this Agreement or the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

      2.8 Federal Regulations. No part of the proceeds of the Loan will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

      2.9 Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

      2.10 Financial Statements. The financial statements of the Borrower on Form 10-K for the year ended March 31, 1997 and all Forms 10-Q filed subsequent thereto have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the financial position of the Borrower as of the dates thereof and the results of their operations for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the lack of complete footnotes).

      2.11 Absence of Certain Changes or Events. Since the date of the most recent financial statements, there has not been: (i) any material adverse change in the business, assets, financial condition or the results of operations of the Borrower; (ii) any declaration, payment or setting aside for payment of any dividend or any redemption, purchase or other acquisition of any shares of capital stock or securities of the Borrower; (iii) any return of any capital or other distribution of assets to stockholders of the Borrower; (iv) any material investment of a capital nature by the Borrower either by the purchase or any property or assets or by any acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation partnership or other business organization or division thereof except in the ordinary course of business; (v) any agreement to take, whether in writing or otherwise, any action which, if taken prior to the date hereof, would have made any representation or warranty in this Section 2 untrue or incorrect in any material respect; and (vi) any failure by the Borrower to conduct its business only in the ordinary course consistent with past practice.

      2.12 Compliance with Laws. The business of the Borrower has been operated in compliance with all laws, ordinances, regulations and orders of all governmental entities, except for any instances of non-compliance which do not and will not reasonably be expected to have a Material Adverse Effect.

      2.13 Liabilities. Except as set forth on its most recent financial statements or as does not and will not reasonably be expected to have a Material Adverse Effect, the Borrower does not have any direct or indirect liabilities, whether or not of a kind required by generally accepted accounting principles to be set forth in its financial statements. Except as set forth in the most recent financial statements, the Borrower does not have material (i) obligations in respect of borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations which would be required by generally accepted accounting principles to be classified as "capital leases",
(iv) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than twelve (12) months from the date of incurrence, and (v) any guaranties of any obligations of any other person.

      2.14 Intellectual Property. (i) The Borrower owns, or is licensed to, or otherwise has, the right to use all patents, trademarks, service marks, trade names, copyrights and franchises it uses and (ii) the Borrower's rights in the property in such patents, service marks, trademarks, trade names, copyrights and franchises are free and clear of any liens or other encumbrances and the Borrower has not received written notice of any adversely-held patent, invention, trademark, service mark or trade name of any other person, or notice of any charge or claim of any person relating to such intellectual property or any process or confidential information of the Borrower and the Borrower does not know of any basis for any such charge or claim, and (iii) the Borrower, and its predecessors, if any, have not conducted business at any time during the period beginning five years prior to the date hereof under any corporate or partnership, trade or fictitious names, except in the case of clauses (i) and
(ii) above,
any of the foregoing which do not and will not have a Material Adverse Effect.

      2.15 Real Estate.

            (a) All of the real property the Borrower owns is free and clear of any liens or other encumbrances except for the liens on the Borrower's Las Vegas property.

            (b) The Borrower holds the leasehold estate under and interest in each lease, sublease, license or other agreement under which it uses or occupies any real property or improvements thereon (the "Real Property Leases") free and clear of all material liens, encumbrances and other rights of occupancy. All Real Property Leases are valid and binding on the lessors thereunder in accordance with their respective terms and there is not under any such Real Property Leases any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default, which in either case, considered individually or in the aggregate with all such other Real Property Leases under which there is such a default, condition, event or act, would reasonably be expected to have a Material Adverse Effect.

      2.16 Title to and Condition of Personal Property. The Borrower has good and marketable title to the material personal property reflected in its financial statements or that it currently uses in the operation of its business (other than leased property or personal property which is not material to the business of the Borrower and such equipment is the sole security for any financing associated therewith), and such property is free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances. All such personal property is in good operating condition and repair, is suitable for the use to which the same is customarily put, is free from defects and is merchantable and is of a quality and quantity presently usable in the ordinary course of the operation of the business of the Borrower, other than such matters as would not have a Material Adverse Effect.

      2.17 No Adverse Actions. There is no existing, pending or threatened in writing termination, cancellation, limitation, modification or change in the business relationship of the Borrower with any supplier, customer or other person or entity except those which do not and will not reasonably be expected to have a Material Adverse Effect. Neither the Borrower, nor any director, officer or employee of Borrower has used any corporate funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity, or governmental or regulatory officials.

      2.18 Insurance. The Borrower has not received notice of default under, or intended cancellation or nonrenewal of, any material policies of insurance which insure the properties, business or liability of the Borrower.

         The Lender represents and warrants to the Borrower as follows:

      2.19 Lender hereby represents, warrants and covenants to Borrower, which representations and warranties shall survive the execution of this Credit Agreement and the consummation of the transactions contemplated hereby, as follows:

            2.19.1 Lender has the financial ability to bear the economic risk of its investment in the Note and in the Shares (i.e., Lender can afford a complete loss of its investment).

            2.19.2 Lender has adequate means of providing for its current needs and possible contingencies, and has no need for liquidity in the investment in the Note and in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of the Shares.

            2.19.3 Lender's overall commitment to investments which are not readily marketable is not disproportionate to its net worth and its investment in the Note and in the Shares will not cause such overall commitment to become excessive. Lender has determined that the purchase of the Shares is consistent with its investment objectives and income prospects.

            2.19.4 Lender has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Note and in the Shares.

            2.19.5 Lender understands that the Note and the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or under applicable state securities laws.

            2.19.6 Lender is acquiring the Note and the Shares solely for its own account, for investment purposes only and not with the intention of, or a view toward, the subdivision, resale, transfer or further distribution thereof or for sale in connection with any distribution.

            2.19.7 Lender shall not sell or otherwise dispose of the Shares unless and until a registration statement covering such proposed disposition shall be in effect under the Act, and under applicable state securities laws, or the disposition of such shares is made pursuant to the requirements of Rule 144 promulgated by the Securities and Exchange Commission or Borrower shall have received a written opinion of counsel to Lender to the effect that such proposed disposition would be exempt from the registration requirements of the Act and of applicable state securities laws.

            2.19.8 Lender understands that the foregoing representations, warranties and covenants are being relied upon by Borrower in connection with Borrower's entering into this Credit Agreement.

            2.19.9 Lender has not engaged or dealt with any person or entity who would be entitled to any broker's or finder's fee or commission with respect to the execution of this Credit Agreement or any of the transactions described herein and contemplated hereby.

            2.19.10 Lender has been given an opportunity to speak to management of Borrower regarding the business and financial condition of Borrower.

            2.19.11 Lender agrees and acknowledges that the stock certificates evidencing the Shares will each bear a restrictive legend in substantially the following form:

            "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD UNLESS THERE IS A REGISTRATION STATEMENT IN EFFECT COVERING SUCH SHARES OR THE DISPOSITION OF SUCH SHARES IS MADE PURSUANT TO THE REQUIREMENTS OF RULE 144 PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, OR AN OPINION OF COUNSEL TO THE HOLDER OF THE SHARES IS OBTAINED TO THE EFFECT THAT THE TRANSFER OF THE SHARES SATISFIES THE CONDITIONS FOR AN EXEMPTION FROM THE SECURITIES ACT OF 1933, AS AMENDED."

            2.19.12 Lender agrees and acknowledges that stop transfer orders will be placed in Borrower's records with respect to the Shares.

                         SECTION 3 CONDITIONS PRECEDENT

      3.1 Conditions to Loan. The agreement of the Lender to make the Loan is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

            3.1.1 Loan Documents. The Lender shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower,
(ii) the Note, executed and delivered by a duly authorized officer of the Borrower, and (iii) the North Option Assignment, executed by the Borrower.

            3.1.2 Corporate Proceedings of the Borrower. The Lender shall have received a copy of the resolutions, in form and substance satisfactory to the Lender, of the Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Note and the other Loan Documents and (ii) the borrowing contemplated hereunder and certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

            3.1.3 Borrower Incumbency Certificate. The Lender shall have received a Certificate of the Borrower dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Lender, executed by the President or any senior officer and the Secretary or any Assistant Secretary of the Borrower.

            3.1.4 Opinions. The Lender shall have received opinion of counsel to the Borrower, in the form of Exhibit C of this Agreement.

            3.1.5 Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

            3.1.6 No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan.

                               SECTION 4 COVENANTS

      The Borrower hereby agrees that, so long as the Note remains outstanding and unpaid or any other amount is owing to the Lender hereunder, the Borrower shall:

      4.1 Use of Proceeds. The proceeds of the Loan shall be used by the Borrower for general working capital purposes.

      4.2 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

      4.3 Compliance of Laws. Comply with all applicable laws regulations, and orders of Governmental Authorities and obtain and comply with and maintain any and all material licenses, approvals, notifications, registrations or permits required by applicable laws, regulations or orders, except in each such case to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

      4.4 Maintenance of Existence. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all its respective rights, privileges and franchises in the normal conduct of its business.

      4.5 Maintenance of Property; Insurance. Keep all property necessary to its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Lender, upon written request, full information as to the insurance carried.

      4.6 Notices. Promptly give notice to the Lender of:

            4.6.1 the occurrence of any Default or Event of Default; and

            4.6.2 the occurrence of any event which causes any representation or warranty of the Borrower to be cease to be true or a breach of any covenant of the Borrower set forth in this Agreement; and

            4.6.3 any material adverse change in the business, operations, property, financial condition of the Borrower or any development or event which could reasonably be expected to have a Material Adverse Effect.

      4.7 Maintenance of Assets. Except in the ordinary course of business, not pledge, sell or transfer any of its assets without the express written consent of Lender; provided however, that the Borrower may pledge, sell or transfer its assets if the Lender expressly agrees that the proceeds of any such pledge, sale or transfer will be used by the Borrower to pay to Lender the payments set forth in section 1 hereof.

                           SECTION 5 EVENTS OF DEFAULT

      If any of the following events shall occur and be continuing:

      5.1 The Borrower shall fail to pay any principal of the Note when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on the Note, or any other amount payable hereunder, within three (3) Business Days after written notice thereof is delivered to Borrower; or

      5.2 Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made and the same is not cured within thirty (30) Business Days after written notice thereof is delivered to Borrower; or

      5.3 The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of five thirty (30) Business Days after written notice thereof is delivered to Borrower; or

      5.4 (i) The Borrower shall commence any case, proceeding or other action
(A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or substantially all of its assets, or the Borrower shall make a general assignment for the benefit of its creditors or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

      5.5 One or more judgments or decrees shall be entered against the Borrower involving in the aggregate liability (not paid or fully covered by insurance) of $250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

      5.6 Any warrant of attachment, levy or execution involving an amount in excess of $250,000 shall be issued or levied against the Borrower and such warrant of attachment, levy or execution shall not be released, vacated, stayed or bonded within 60 days of its issue or levy; or

      5.7 A material adverse change in the business, operations, property, financial condition of the Borrower shall have occurred since the date of this Agreement;

      then, and in any such event, the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the Note shall immediately become due and payable. Except as expressly provided above in this Section, demand, protest upon the giving of notice to Borrower and all other notices of any kind are hereby expressly waived.

                             SECTION 6 MISCELLANEOUS

      6.1 Amendments and Waivers. Neither this Agreement, the Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in an instrument executed by the Lender and the Borrower in accordance with the provisions of this subsection. The Lender may, from time to time, waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement, the Note or the other Loan Documents or any Default or Event of Default and its consequences. Any such wavier and any such amendment, supplement or modification shall be binding upon the Borrower and the Lender. In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the Note and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

      6.2 Costs and Expenses. The Borrower agrees to pay or reimburse the Lender for all of its costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the Note or any other Loan Documents, including, without limitation, the reasonable fees and disbursements of outside counsel to the Lender.

      6.3 Further Assurances. From and after the date hereof, upon the reasonable request of any party to this Agreement, the other party shall execute, acknowledge and deliver, all such further agreements, instruments and assurances as may be necessary and appropriate to carry out the transactions contemplated by this Agreement and the other Loan Documents.

      6.4 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Note:

    The Lender:   Image Investors Co.
                  c/o Metromedia Company
                  One Meadowlands Plaza
                  East Rutherford, New Jersey 07073
                  Attention: General Counsel

    The Borrower: Image Entertainment, Inc.
                  9333 Oso Avenue
                  Chatsworth, CA 91311-6089
                  Attention: General Counsel

      6.5 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      6.6 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note and the making of the Loan hereunder.

      6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Lender and its successors and assigns; the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

      6.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      6.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      6.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

      6.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers this 29th day of October, 1997.

                               LENDER:

                               Image Investors Co.


                               By:
                                  ------------------------------------
                                  Name: Stuart Subotnick
                                  Title: Executive Vice President

                               BORROWER:

                               Image Entertainment, Inc.


                               By:
                                  ------------------------------------
                                  Name: Martin W. Greenwald
                                  Title: President